Exhibit 10.6

NATIONAL INSTITUTE OF SOCIAL SECURITY

Benefits and Citizen Relationship Board

General Coordination of Benefit Payment

Coordination of Benefit Payment and Management

Division of Payroll Deductions in Benefits

TECHNICAL COOPERATION AGREEMENT – TCA No. 221/2025

Case No. 35014.031245/2019-22

Managing Unit: DCBEN

TECHNICAL COOPERATION AGREEMENT EXECUTED BY THE NATIONAL INSTITUTE OF SOCIAL SECURITY AND THE AGREEING PARTY, FOR THE PROCESSING OF DEDUCTIONS RESULTING FROM PAYROLL-DEDUCTIBLE PERSONAL LOAN, PAYROLL-DEDUCTIBLE CREDIT CARDS, AND PAYROLL-DEDUCTIBLE BENEFIT CARDS, TO THE HOLDERS OF RETIREMENT AND PENSION BENEFITS OF THE GENERAL SOCIAL-SECURITY SYSTEM AND OF THE BENEFIT OF CONTINUED PROVISION – BPC, AS PROVIDED FOR IN ART. 20 OF LAW No. 8.742 OF DECEMBER 7, 1993.

The NATIONAL INSTITUTE OF SOCIAL SECURITY, hereinafter referred to as INSS, a Federal Autonomous Agency linked to the Ministry of Social Security, pursuant to subitem “a” of subsection IV of article 2 of Exhibit I of Decree No. 11356, dated January 1, 2023, established under the legislative authorization provided in article 17 of Law No. 8029, dated April 12, 1990, and created by Decree No. 10995, dated March 14, 2022, with headquarters at Setor de Autarquias Sul, Quadra 2, Bloco “O”, Brasília/DF, Postal Code 70070-946, enrolled with the Brazilian Corporate Taxpayers Register (CNPJ) under No. 29.979.036/0001-40, herein represented by its Benefits and Citizen Relations Officer, PATRÍCIA PINTO COUTINHO, acting under the authority granted by article 20, Chapter V, Section II, of Decree No. 10995, dated March 14, 2022; and AGIBANK FINANCEIRA S.A. - CRÉDITO, FINANCIAMENTO E INVESTIMENTO, hereinafter referred to as AGREEING PARTY, headquartered at Rua Mariante, 25, 10th and 11th floors, Bairro Rio Branco, Porto Alegre, Rio Grande do Sul, Postal Code: 90.430-181, enrolled with the CNPJ under No. 13.660.104/0001-74, herein represented by its Attorneys-in-Fact, THIAGO CUBAS RIBEIRO, and DANIEL MONTEIRO DE FARIAS, by virtue of the powers granted to them in Article 7 of the Bylaws, enter into this Technical Cooperation Agreement, hereinafter referred to as the AGREEMENT, in accordance with the provisions set forth in Law No. 14.133 of April 1st, 2021 and, by analogy, Law No. 13.019 of July 31, 2014; in Law No. 10820 of December 17, 2003; in INSS/PRES Normative Instruction No. 138 of November 10, 2022, under the following terms and conditions:

SECTION ONE – PURPOSE

This AGREEMENT aims to implement the provisions of Article 6 of Law No. 10820 of 2003, for the processing of payroll deductions from social security and assistance benefits, where the beneficiary has taken out a personal loan, credit card, and/or a Payroll-Deductible Benefit Card with the Agreeing Party.

Sole paragraph. To carry out payroll-deductible credit transaction as provided for in the head paragraph, the beneficiaries must have sufficient payroll-deductible margin to cover the installments resulting from the agreed transaction, pursuant to the provisions of the applicable law.

SECTION TWO – LOANS AND TRANSACTIONS WITH PAYROLL-DEDUCTED CREDIT CARDS AND/OR PAYROLL-DEDUCTED BENEFIT CARDS

The Agreeing Party, provided that it complies with the applicable rules for institutions in the National Financial System and respects its budgetary schedules, operational rules, and payroll-deductible loan granting policy, may grant loans, credit cards, and/or payroll-deducted benefit cards, granted by agreeing payroll-deductible institutions, in eligible benefits paid by INSS, to benefit holders, under the terms established in INSS/PRES Normative Instruction No. 138, of November 10, 2022, as amended by PRES/INSS Normative Instruction No. 148, of June 1, 2023, and PRES/INSS Normative Instruction No. 175, of November 28, 2024, or any subsequent replacement.

Paragraph 1. The registration of the payroll-deductible loan taken out by the benefit holder will take place provided that:

I – the transaction is carried out with the agreeing payroll-deductible institution itself or through a banking correspondent, the former being responsible for acts performed in its name;

II – the deduction is formalized through a signed contract, using biometric recognition, submission of an official, valid, photo-bearing identification document, and CPF, together with the payroll deduction authorization referred to below;

III – the payroll deduction authorization be granted expressly, signed using biometric verification, with authorizations given by telephone call not being accepted, nor voice recordings recognized as evidence of occurrence;

IV – the benefit is not blocked for loans, pursuant to Article 8 of INSS/PRES Normative Instruction No. 138, of 2022;

VI – the sum of payroll-deductible loan deductions, at the time of registration, does not exceed the limit of forty-five percent (45%) of the payroll-deductible margin of the benefit amount, as provided for in Paragraph 5 of Article 6 of Law No. 10820, of 2003:

a) up to thirty-five percent (35%) for transactions exclusively for personal loans;

b) up to five percent (5%) for transactions exclusively for credit cards; and

c) up to five percent (5%) for transactions exclusively for payroll-deducted benefit cards.

VII – the term does not exceed eighty-four (84) monthly and successive installments;

VIII – the amount of the agreed-upon payroll-deductible personal loan is deposited:

a) into the bank account corresponding to the one in which the benefit is paid; or

b) into a checking or savings account expressly designated by the borrower, of which they are the holder, or through a payment order, preferably at the branch/bank where the benefit is paid monthly, for beneficiaries who receive through a magnetic card.

SECTION THREE – OBLIGATIONS

Paragraph 1. Obligations of INSS:

I – to monitor performance of the partnership and ensure compliance with the provisions hereof, of Law No. 13.019/2014, Decree No. 8.726 of 2016 and other applicable normative acts;

II – to ensure that GOVERNMENT funds are not shared during performance of the partnership;

III – to transfer the amounts payroll-deducted from the monthly income of the social security benefits, in favor of the Agreeing Party, through a deposit into the indicated checking account or transfer to the “bank reserve” account, via the Reserve Transfer System – STR, through a specific message contained in the Brazilian Payment System – SPB message catalog, by the fifth business day of the month following the credit’s reference period;

IV – to suspend the payroll deduction or establishment of Payroll-Deductible Margin Reserve (RMC) in the benefit system, if there is no authorization or the Agreeing Party does not respond to the request within the deadlines and forms set forth in INSS/PRES Normative Instruction No. 138, of November 10, 2022, or any subsequent replacement;

V – to reactivate, pursuant to Article 3, sole paragraph, of INSS Resolution No. 321, of July 11, 2013, in the Benefits System, the payroll deductions or the establishment of a Payroll-Deductible Margin Reserve (RMC) that was suspended, pursuant to INSS/PRES Normative Instruction No. 138, of November 10, 2022, upon submission by the Agreeing Party of documents proving the effective existence of the authorization by the benefit holder, thereby characterizing the payroll deduction as valid. This reactivation must occur within a maximum period of ten (10) days from the date of receipt of the aforementioned documents by Directorate of Benefits and Citizen Relations (DIRBEN).

VI – to withhold the amounts related to the installments of the agreed-upon payroll-deductible personal loans, payroll-deducted credit cards, and payroll-deducted benefit cards authorized by benefit holders and transfer them to the Agreeing Party, within the period established in subsection I of this paragraph, with INSS not being jointly or subsidiarily liable for the agreed-upon transactions, as well as for undue deductions made in noncompliance with the obligations established in this AGREEMENT;

VII – upon verification of any compliance violation in the payroll deduction, if the Agreeing Party has not acted in accordance with subsection XXXIII, Paragraph 2 of Section Three of this AGREEMENT, the payroll deduction will be deleted;

VIII – to monitor, every six months, the maintenance of the qualification and certification conditions of the agreeing financial institutions, by checking their compliance status with the Integrated Financial Administration System of the Federal Government (SIAFI)/Supplier Registration System (SICAF), as well as whether they are in good standing with the Register of Outstanding Debts with the Federal Government (CADIN); to monitor compliance with the rules and Technical Cooperation Agreements (ACTs) related to the payroll-deducted loan transaction regulated in INSS/PRESS Normative Instruction No. 138, of 2022; and to evaluate the quality of the services provided by the agreeing payroll-deductible institutions;

IX – to require that every agreeing payroll-deductible institution authorized to carry out payroll-deducted loan transactions, as provided for in Law No. 10820, of 2003, registers on the consumidor.gov.br platform as a supplier (a company previously registered to receive, respond to, and resolve consumer complaints in the system);

X – to encourage the training of service providers, especially those designated to provide responses on the consumidor.gov.br platform, through distance-learning courses offered by the National Consumer Defense School (ENDC) on the ead.consumidor.gov.br website, focused on consumer protection and defense;

XI – to monitor the complaints filed by INSS beneficiaries on the consumidor.gov.br platform against Financial Institutions operating in the modalities provided for by Law No. 10820, of 2003, and authorized by INSS, monitoring and periodically analyzing the registered records, focusing on the quality of the produced information, including using this as an evaluation tool for entering into new Technical Cooperation Agreements, as well as for the renewal of existing agreements; and

XII - to guide INSS beneficiaries to seek assistance from the Consumer Protection and Defense Programs (PROCON) when they are unsuccessful in resolving the complaint filed on the consumidor.gov.br platform, as well as to facilitate their access to the agencies that comprise the National Consumer Protection System.

Paragraph. 2 Obligations of the Agreeing Party:

I - to perform the subject matter of the partnership in accordance with the Work Plan, subject to the provisions hereof, of Law No. 13.019/2014, of Decree No. 8.726 of 2016 and of the other applicable normative acts;

II - to be solely liable for regular payment of all labor, social-security, tax, and commercial charges relating to performance of the subject matter of the partnership;

III - to be solely liable for the administrative and financial management required to comply with its commitments in the performance of the subject matter of the partnership;

IV - to disclose the rules of this AGREEMENT to the benefit holders who have authorized payroll deductions or the establishment of the Payroll-Deductible Margin Reserve (RMC) directly in their benefits, complying, in the advertising materials disseminated, with the rules set forth in Law No. 8078, of September 11, 1990 – Consumer Protection Code, especially those provided for in Articles 37 and 52;

V - for the inclusion of payroll-deductible loan contracts in the processing of the payroll of benefits for the current month, to send to the technology company in charge, by the second business day of each month, the file containing the information on the payroll-deductible personal loan, payroll-deductible credit card, and payroll-deductible benefit card contracts in which the beneficiaries have authorized the payroll deduction directly from the monthly income of the benefits processed by INSS, except for the types of benefits that are not eligible, according to Exhibit II of INSS/PRES Normative Instruction No. 138 of 2022, or another that may replace it, following the Application Programming Interface (API) defined by the technology company in charge;

VI - the payroll deductions carried out through credit card and payroll-deductible benefit card must be sent to the technology company in a consolidated manner in a single amount per month, starting from the twenty-fifth (25th) of each month until the second business day of the following month;

VII - to inform the technology company in charge, for the exclusion of the payroll deduction, of the termination of the payroll-deductible personal loan, payroll-deductible credit card, and payroll-deductible benefit card contracts entered into between the benefit holder and the Agreeing Party, by the second business day following the occurrence (contract termination), under penalty of retroactive disallowances being applied as of the date of the event, adjusted for inflation based on the variation of the Referential Rate of the Special System for Settlement and Custody (SELIC), from the date the undue credit occurred to the second business day prior to the transfer date;

VIII - to forward to the technology company in charge, within the deadlines and formats established in INSS/PRES Normative Instruction No. 138 of 2022, or another that may replace it, the signed contract, with biometric recognition, along with a valid official photo-bearing identification document, CPF, and the payroll deduction authorization signed with biometric recognition;

IX - to keep the documents that prove the payroll-deductible loan transaction for five (5) years, counted from the date of termination of the payroll-deductible personal loan contract, or from the validity of the payroll-deductible credit card or payroll-deductible benefit card;

X - to comply with and enforce the rules issued by INSS and the applicable legislation;

XI - to provide all clarifications related to the subject matter of this AGREEMENT, when requested by INSS, within the deadlines and formats established in INSS/PRES Normative Instruction No. 138 of 2022, or another that may replace it, and the applicable legislation;

XII- to formally designate a representative and an alternate to handle the issues related to the implementation of this AGREEMENT with the Division of Payroll-Deductible Benefits, creating an institutional email account and providing a telephone channel specifically to establish direct communication with INSS, notifying any changes at least ten (10) days in advance;

XIII - to maintain, during the performance of this AGREEMENT, the qualification and eligibility conditions required for its execution, as described in DIRBEN/INSS Ordinance No. 76, of February 3, 2020;

XIV - to inform INSS, within a maximum of five (5) business days, of any corporate changes that may occur in its structure or branches, whether due to merger, amalgamation, or discontinuance of activities, so that, if necessary, procedures may be adopted regarding the transfer of contracts and the respective fund transfers;

XV - to provide all the necessary infrastructure and logistics to support file exchanges via Application Programming Interface (API), according to the standards defined by the technology company in charge;

XVI - the payroll-deductible institution undertakes to use the collected data solely for the specific purposes for which authorization was granted;

XVII - to understand, comply with, and enforce the provisions of the General Data Protection Law (LGPD) No. 13709, of August 14, 2018, as well as to ensure the proper handling of beneficiaries’ personal data, updating, whenever necessary, the texts of its payroll-deductible loan contracts, in order to prevent any data leaks;

XVIII - to send, monthly, to the benefit holders who use the credit card, a statement in physical or electronic form, respecting the beneficiary’s choice, containing the minimum essential information highlighted, a detailed description of the transactions carried out, indicating the amount of each transaction, and, if applicable, the number of installments, the place where they were carried out, as well as a phone number and address for inquiries;

XIX - to release the agreed-upon amount within a maximum period of two (2) business days, counted from the confirmation of the payroll deduction registration;

XX - to inform the benefit holder, within the period described in subsection XV of this paragraph, the location and date on which the loan or withdrawal amount will be released, especially when this is done through a money order;

XXI - to be responsible for providing the information on the amounts to be payroll-deducted, which must correspond to the amount actually agreed upon in the contract entered into between the Agreeing Party and the benefit holder, and for the information regarding the benefits that will be subject to the respective deduction;

XXII - to provide information to the benefit holders, as well as to carry out any necessary adjustments regarding the payroll deductions carried out;

XXIII - to adapt its implementation procedures, such as discount authorization forms, advertising material, among others, in compliance with the rules issued by INSS and the applicable legislation, regardless of an amendment to this Agreement, respecting the transactions already carried out and the subject matter of this AGREEMENT;

XXIV - not to collect, distribute, make available, transfer, or sell information of INSS beneficiaries within the limits of the applicable legislation, except in cases provided for in current legislation;

XXV - not to enter into payroll-deductible personal loan, payroll-deductible credit card, or payroll-deductible benefit card contracts by phone, or by any other means that does not require written or electronic authorization, using biometric identification, from the benefit holder;

XXVI - not to engage directly, or through any intermediary, in any active marketing activity, commercial offer, proposal, targeted advertising to a specific beneficiary, or any type of activity intended to convince an INSS beneficiary to enter into payroll-deductible loan contracts with payment made via payroll-deductible benefit, before one hundred and eighty (180) days have elapsed from the respective Benefit Granting Order Date (DDB);

XXVII - not to use INSS identification symbols for any purpose, and not to use the AGREEMENT to present oneself as an INSS employee, contractor, service provider, attorney, correspondent, intermediary, or agent to offer its products or services;

XXVIII - to immediately cancel the payroll-deductible credit card and/or the payroll-deductible benefit card when requested by the beneficiary, and to send the command to exclude the Payroll-Deductible Margin Reserve (RMC) to the technology company in charge within a maximum of five (5) business days from the date of settlement of the outstanding balance;

XXIX - to provide, within five (5) business days, to the beneficiary requesting early settlement of their contract, the bank payment slip, debit to account, or bank transfer, itemizing the total amount advanced, the discount amount, and the net amount payable, in addition to a spreadsheet demonstrating the calculation of the outstanding balance;

XXX - to register on the consumidor.gov.br platform as a supplier (company previously registered to receive, respond to, and resolve consumer complaints on the system), in accordance with the normative acts issued by the National Consumer Secretariat (SENACON), to respond to complaints related to the subject matter of the AGREEMENT, which must be maintained even after the end of its validity, while there are active loan contracts, under penalty of suspension of the transfer of payroll-deducted amounts until the situation is regularized, without prejudice to other applicable penalties;

XXXI - to ensure that the service providers designated to respond on the consumidor.gov.br platform take the distance-learning courses available on the virtual National Consumer Defense School (ENDC) website (ead.consumidor.gov.br), which cover consumer protection and defense;

XXXII - to monitor daily the complaints received on the consumidor.gov.br platform related to the payroll-deductible loan/credit card/Payroll-Deductible Margin Reserve (RMC) modality for INSS beneficiaries, analyze and respond to them within ten (10) days, in a clear, objective, and concise manner, attaching the relevant documents, such as the payroll deduction authorization, Payroll-Deductible Margin Reserve (RMC) establishment or credit card issuance, and proof of refund of amounts, regardless of receiving any notice, counted from the registration of the complaint;

XXXIII - to be fully responsible, before the beneficiaries and the INSS, for the authenticity of the information provided and the documents submitted for the purpose of carrying out the payroll deduction, constitution of Payroll-Deductible Margin Reserve (RMC), issuance of credit card and/or payroll-deductible benefit card, and resolution of complaints registered on the consumidor.gov.br platform;

XXXIV - to contact the complainant, whenever necessary, with the purpose of obtaining additional information to resolve the reported issue, within the period granted for the complaint analysis, using the consumidor.gov.br platform itself or other contacts provided by the consumer in their registration. The response period will not be suspended or interrupted due to the request for additional information;

XXXV - upon detecting compliance violations in the contract, to immediately forward to the technology company in charge the data related to the contract for exclusion, as well as the release of the payroll-deductible margin, via Application Programming Interface (API);

XXXVI - to return the payroll-deducted amount/withheld, within a maximum period of two (2) business days, when a compliance violation is proven in the arrangement of loan transactions, adjusted for inflation based on the variation of the SELIC rate, from the due date of the installment related to the undue deduction to the business day prior to the actual refund, in the manner provided for in Paragraph 5 of this Section, sending proof to the technology company in charge;

XXXVII - to send, via Application Programming Interface (API), the command to exclude the contract, within up to five (5) business days when: the beneficiary withdraws from the loan transaction agreed-upon outside the commercial establishment, within up to five (5) days from the receipt of the credit; or when requesting early settlement of the contract;

XXXVIII - to ensure, through an express section in the payroll-deductible loan contracts, the right of withdrawal within up to seven (7) days by the beneficiary, when the transaction is arranged outside the commercial establishment;

XXXIX - to return to the beneficiary the amount deducted from the benefit after the early settlement of the contract, using the bank details and contact means provided by the interested party;

XL - not to include insurance premiums intended for the protection of the personal loan transaction in the payroll-deductible loan deductions;

XLI - to present, annually, external audit services for evaluating the quality of services provided by bank correspondents, including through representative entities of financial institutions at the national level, and, at the end of each fiscal year, to send to INSS and the National Committee for the Evaluation of Banking Network Services (CNARB) the detailed report of the external audit evaluation results during the period, under penalty of being subject to the penalty provided for in subitem “b” of subsection II of Article 36 of INSS/PRES Normative Instruction No. 138 of 2022;

XLII - to make available to the beneficiaries a centralized service to block calls and messages offering payroll-deductible loan transactions, called “Do Not Disturb”;

XLIII - to maintain on its website the consolidated list of its correspondent banks, as defined under Section XX of Article 4 of INSS/PRES Normative Instruction No. 138 of 2022, engaged to provide payroll-deductible loan transactions;

XLIV - to maintain Customer Support (SAC), or Ombudsman, free of charge, available to INSS beneficiaries who enter into payroll-deductible loan transactions, as preferred channels for resolving consumer conflicts;

XLV - to forward the Customer Support (SAC) or Customer Service Center (CAC) number to be made available to the beneficiary, through the Loan Statement in the Meu INSS application;

XLVI - to forward the daily information of the interest rates offered for new payroll-deductible personal loan, payroll-deductible credit card, and payroll-deductible benefit card transactions, to be made available to the beneficiary in the Meu INSS application;

XLVII - to respond to requests forwarded by INSS and the National Committee for the Evaluation of Banking Network Services (CNARB), within ten (10) business days, regarding the presentation of payroll-deductible loan contracts or any other document used for the registration of a payroll-deductible loan, or to provide clarifications to assess the good standing of the transaction;

Paragraph 3. If there is a rejection of amounts from payroll deductions made under subsection I of Paragraph 1, due to changes in registration or banking data not timely reported by the Agreeing Party to the General Coordination for Budget, Finance, and Accounting of the INSS, the transfer will only occur in the subsequent cycle after the registration update;

Paragraph 4. The amounts referred to in subsection XV of Paragraph 2 of this Section shall be credited:

I - directly into the beneficiary’s bank checking account under the agreement, in which the social security benefit is deposited, whenever that is the payment method of the benefit;

II - for beneficiaries who receive their benefits via magnetic card, the deposit shall be made into a checking or savings account expressly designated by the benefit holder, for which they are the account holder, or via money order, preferably at the branch/bank where they receive their monthly benefit.

Paragraph 5. The submission of contracts and other formalization instruments referred to in subsection V of Paragraph 2 of this Section shall be automated, through integration between the technology company in charge and the financial institutions.

Paragraph 6. The agreeing payroll-deductible institution that has entered into a payroll-deductible benefit card or payroll-deductible credit card contract shall also be required to:

a) offer, at a minimum: funeral assistance and life insurance, with no age limit, each with a minimum value of R$2,000.00 (two thousand reais), adjusted for inflation annually by the National Consumer Price Index (INPC), regardless of cause of death, as well as discounts at affiliated pharmacy networks;

b) use, in all cases, the Informed Consent Form, in the format established by INSS;

c) provide, at the time of entering into the agreement, informational material to ensure better understanding of the product;

d) deliver the physical card to the beneficiary along with the life insurance and funeral assistance policies;

e) deliver the physical card to the benefit holder, along with the life insurance and funeral assistance policies;

f) send, monthly, a statement in physical or electronic format, according to the beneficiary’s choice, with minimum essential information highlighted, a detailed description of the transactions carried out, indicating the amount of each transaction and, if applicable, the number of installments, the location where they were made, as well as a phone number and address for inquiries;

g) limit the period established for settlement of the balance, in line with the practices applied to payroll-deductible loans;

h) carry out constant monthly repayments of the same amount, in the absence of new purchases or withdrawals; and

i) inform the beneficiary that the life insurance will be paid within the period established by the specific regulations of the Private Insurance Superintendence (SUSEP);

j) inform the beneficiary of the method of funeral assistance payment (in cash or service provision), within up to five (5) business days from the request; and

l) make up to seventy percent (70%) of the card limit available for withdrawal, barring the formalization of the contract over the phone.

SECTION FOUR – AUTHORIZATIONS

The Agreeing Party shall be fully responsible, before the beneficiaries and INSS, for the authenticity of the information contained in the file sent to the technology company in charge, as provided in subsection II of Paragraph 2 of Section Three, as well as for the authenticity of the following documents and information:

I - authorization for the execution of the payroll deduction or the establishment of Payroll-Deductible Margin Reserve (RMC) shall remain valid while subscribed by the benefit holder, using biometric authentication, with the presentation of valid official photo-bearing identification and CPF, together with the express payroll deduction authorization signed using biometric authentication, or their legal representative authorized by court decision, as permitted by Article 3 of INSS/PRES Normative Instruction No. 138, of 2022;

II - the contract value; the number of installments; the installment amounts; the contract number; the CNPJ of the bank branch or bank correspondent that carried out the transaction; the monthly and annual interest rates; the date of the first deduction; the monthly and annual Total Effective Cost (CET); the amount paid toward the client’s debt (original outstanding balance) when the transaction involves portability or refinancing; the Tax on Financial Transactions (IOF) amount charged in each transaction; and other information defined in complementary acts by INSS and provided in the Data Access Authorization Form;

III - the Informed Consent Form (TCE) (Public Civil Action No. 0106890-28.2015.4.01.3700) shall be used in cases involving the Payroll-Deductible Margin Reserve of the credit card, the Payroll-Deductible Card Reserve (RCC), and the Payroll-Deductible Benefit Card, in accordance with Exhibit I to INSS/PRES Normative Instruction No. 138, of 2022.

Paragraph 1. The inaccuracy or compliance violation of the information provided shall result in the return of amounts unduly payroll-deducted by the agreeing payroll-deductible institution that sent the electronic file referred to in subsection II of Paragraph 2 of Section Three, as well as the penalties provided for in Article 36 of INSS/PRES Normative Instruction No. 138, of 2022;

Paragraph 2. Until full payment of the payroll-deductible personal loan, the payroll-deductible credit card, and the payroll-deductible benefit card, the payroll deduction authorization or establishment of Payroll-Deductible Margin Reserve (RMC) may only be canceled with the prior authorization of the Agreeing Party, or if it does not comply with the provisions of subsection V of Paragraph 2 of Section Three;

Paragraph 3. The authorization of the benefit holder for the payroll-deductible loan or the establishment of the Payroll-Deductible Margin Reserve (RMC) may not be made over the phone, nor is the voice recording recognized as evidence;

Paragraph 4. The authorization for the payroll-deductible loan amounts and/or the establishment of Payroll-Deductible Margin Reserve (RMC) in the social security benefit is conditioned on a formal request signed by the benefit holder, using biometric authentication;

Paragraph 5. The agreeing payroll-deductible institution, regardless of the type of credit adopted, shall only send the file for registration of the credit after the proper signing of the contract by the beneficiary client, using biometric authentication, with the presentation of valid official photo-bearing identification and CPF, together with the payroll deduction authorization signed using biometric authentication;

Paragraph 6. Failure to comply with the previous paragraph shall result in full responsibility of the agreeing payroll-deductible institution involved, and in case of illegality verified by INSS, the transaction will be considered irregular and unauthorized, leading to the exclusion of the payroll deduction/Payroll-Deductible Margin Reserve (RMC).

SECTION FIVE – RESPONSIBILITIES

The Agreeing Party shall bear sole responsibility for the transactions involving payroll-deductible personal loans, payroll-deductible credit cards, and payroll-deductible benefit card, and for the information regarding the amounts to be payroll-deducted, which shall correspond to the amounts actually agreed upon in the contract entered into between the Agreeing Party and the benefit holder, and for the information regarding the benefits subject to the respective deduction.

Paragraph 1. Any deduction made in disagreement with the provisions of this AGREEMENT, or in the event of compliance violations concerning the benefit holder’s information or amounts payroll-deducted or unduly withheld from the social security benefit, shall be the responsibility of the Agreeing Party, which shall adjust the amounts for inflation and refund them within the deadlines and in the manner set forth in INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it, without prejudice to measures related to civil and criminal liability;

Paragraph 2. The technology company in charge shall be responsible for both transactional procedures and the security of the information transmission routine of credits in favor of the Agreeing Party, observing the legal limits established by the General Personal Data Protection Law (LGPD), in compliance with Article 28 of INSS/PRES Normative Instruction No. 138 of 2022.

Paragraph 3. If the full processing of the payroll deductions due in the social security benefits fails, as a result of an operational failure by the technology company in charge, it shall be held liable for paying the amount corresponding to the cost of processing the payroll-deductible installments for each payroll-deductible installment not processed.

Paragraph 4. The costs referred to in Paragraph 3 of this Section shall be transferred no later than the fifth business day of the month following the occurrence, by credit to a checking account to be provided by the Agreeing Party.

Paragraph 5. The Agreeing Party and the technology company in charge shall be liable, civilly, criminally, and administratively:

I – in the event of providing false information and/or documents;

II – for any failures and errors of any nature that cause damage to the INSS, the beneficiary, or both parties, in the procedure adopted for performance of the agreed-upon services; and

III – for the misuse of information of the INSS and the beneficiary to which they have access, as well as for failing to maintain its confidentiality.

Paragraph 6. Under no circumstances shall the INSS bear liability for the transactions described in Section One beyond withholding the amounts authorized by the beneficiary and transferring them to the agreeing payroll-deductible institution, within the deadline set forth in subsection I of Paragraph 1 of Section Three, and the INSS shall not be jointly and/or severally liable for the debts agreed-upon by the benefit holder, pursuant to Paragraph 2 of Article 6 of Law No. 10820 of 2003;

Paragraph 7. The provisions of this section shall ensure the Agreeing Party the right to a full adversary proceeding and opportunity to be heard, as described in INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 8 Breach of an agreed section shall result in the suspension or termination of this AGREEMENT, without prejudice to the penalties provided for in Article 36 of INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 9. The Agreeing Party shall have access to at least one public biometric database for proper biometric checks and shall provide documentation (a contract with a company that provides the service or an agreement with the Superior Electoral Court (TSE), the Department of Motor Vehicles (Detran), or others) that proves access to a public biometric database.

Paragraph 10. The Agreeing Party shall send to the technology company the file for registration of the payroll-deductible loan: either the signed contract and authorization – both with biometric authentication – or those executed through authenticated access when agreed-upon directly at the financial institution or via electronic channels, within seven (7) business days.

SECTION SIX – WORK PLAN

To achieve the subject matter agreed, the participants agree to comply with the work plan, which is, irrespective of transcription, an integral and inseparable part of this Cooperation Agreement, as well as all technical documentation resulting therefrom, and the participants accept the data contained therein.

Sole subsection. Adjustments to the work plan shall be formalized by an apostille certificate, except when they coincide with any event of amendment provided for in item I, head paragraph of article 43 of Decree No. 8.726 of 2016, in which case they shall be formalized by an amendment to the Cooperation Agreement, it being understood that amendment to the subject matter of the partnership is prohibited.

SECTION SEVEN – BUDGETARY AND ASSET RESOURCES

There will be no transfer of funds between the PARTICIPANTS for performance of the subject matter of this Agreement. The actions that imply a transfer of resources shall be enabled by means of a specific instrument.

Sole subsection. The subject matter hereof does not involve the execution of loan for use, donation of assets, or other form of sharing of GOVERNMENT funds.

SECTION EIGHT – HUMAN RESOURCES

The human resources used by any of the PARTICIPANTS as a result of the activities inherent in this Agreement will suffer no change in their employment relationship nor will they result in any lien to the PARTICIPANTS.

SECTION NINE – TERM AND EFFECTIVENESS

The term of this Cooperation Agreement shall be five (5) years as from the date of publication hereof, and it may be extended, under the conditions provided for in art. 55 of Law No. 13.109 of 2014, and art. 21 of Decree No. 8.726 of 2016, by means of an amendment, upon a duly justified request by the Agreeing Party, provided that it is authorized by the Government, or as proposed by the Government and respectively consented to by the Agreeing Party, submitted at least sixty (60) days before termination hereof.

SECTION ELEVEN – REIMBURSEMENT OF OPERATIONAL COSTS

There is no budgetary transfer between the Agreeing Parties; however, there shall be reimbursement to INSS for operational costs involving payroll-deductible loans. The contract entered into between the agreeing party and the technology company in charge shall address the operational cost due to the latter, within the limits set forth in Paragraphs 5 and 8 of this section, in addition to the provisions of INSS/PRES Normative Instruction No. 138 of 2022.

Paragraph 1. INSS shall carry out an annual assessment of the direct and indirect operational costs incurred due to agreed-upon payroll-deductible loan transactions;

Paragraph 2. The operational costs referred to in Paragraph 1, related to the management of eligible benefits and other related services, shall be reimbursed by the agreeing payroll-deductible institutions, with amounts to be defined annually in a specific act by INSS, based on subsection V of Paragraph 1 of Article 6 of Law No. 10820 of 2003.

Paragraph 3. The calculated amount shall be charged to the agreeing payroll-deductible institutions in the fiscal year following the assessed year, proportionally to the number of payroll-deductible personal loan contracts, payroll-deductible credit card contracts, and payroll-deductible benefit card contracts, at the time of transferring the funds related to the respective payroll deductions.

Paragraph 4. Specific costs related to information technology transactions shall be charged directly by the technology company in charge to the financial institutions and handled without INSS intervention;

Paragraph 5. The reimbursement amounts shall correspond exclusively to the costs of developing, maintaining, and updating routines, procedures, and systems involving payroll-deductible loans at INSS;

Paragraph 6. Should the Agreeing Party fail to make the reimbursement under the terms of this Section within the period to be defined by the act referred to in paragraph 2, such amount shall be subject to adjustment for inflation between the due date and the actual payment date, based on the index corresponding to the variation of the General Market Price Index (IGP-M), calculated on a pro rata die basis.

Paragraph 7. INSS may, at any time, request the presentation of loan transaction contracts or the return of amounts, adjusted for inflation by the Federal Securities Reference Rate – Remuneration (SELIC), that were overcharged or charged in disagreement with the provisions of INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 8. Failure to reimburse the amounts assessed by INSS within the defined period shall result in the withholding of the amount due from the credit to be transferred to the agreeing payroll-deductible institution; any remaining outstanding balance shall be registered with the Register of Outstanding Debts with the Federal Government (CADIN) or with Overdue Federal Tax Liability, in accordance with applicable legislation.

SECTION TWELVE – EFFECTIVENESS

This AGREEMENT shall remain in effect for five (5) years from the date of its publication, and may be extended, on an exceptional basis, duly justified and with the permission of the higher authorities of the INSS, once and for a period of twelve months, through an Amendment Agreement.

Paragraph 1. Renewal of this Agreement is subject to prior analysis of the effectiveness in fulfilling its purpose, including with respect to the compliance and proper conduct of the agreeing payroll-deduction institution’s operations and other elements related to the statistics on complaint occurrences against the agreeing party filed with the Ombudsman of the INSS, with the Judiciary and/or consumer protection agencies, such as the consumidor.gov portal, PROCON, and the National Council of Justice (CNJ), as well as the achievement of the goals established in the Work Plan, resulting in a conclusion for its continuation.

Paragraph 2. INSS may, at any time, evaluate the effectiveness of compliance with this AGREEMENT and the goals established in the Work Plan, using data obtained from the technology company in charge, the Ombudsman, the consumidor.gov.br platform, the Judiciary, and the Public Prosecutor’s Office, among others, to decide on the possibility of terminating the Agreement, under the terms of Section Nine, without prejudice to determining the liability of the Agreeing Party for non-compliance with obligations in the performance of this Agreement.

SECTION THIRTEEN – TERMINATION, SUSPENSION, AND RESCISSION

The termination of this AGREEMENT may occur at the initiative of both or either party, in compliance with Articles 472 and 473 of the Civil Code, while the suspension and/or rescission of this AGREEMENT are sanctions that must follow the procedures set forth in Articles 36 and 37 of INSS Normative Instruction No. 138 of 2022. The obligations and responsibilities of the INSS and the Agreeing Party, or their successors, as set forth herein, shall, however, remain in effect until the settlement date of the last agreement entered into under this AGREEMENT, with respect to the payroll-deductible loans, payroll-deductible credit cards, and payroll-deductible benefit cards already granted.

Paragraph 1. This AGREEMENT shall be suspended, by determination of INSS, in the event of any situation provided for in the subsections of Article 36 of INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 2. This AGREEMENT shall be rescinded in the situations provided for in INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it, as well as in cases of failure to transfer the operational costs provided for in Paragraph 1 of Section Seven.

Paragraph 3. In the cases provided for in Paragraph 2 of this Section, in addition to the rescission, there shall also be a prohibition on entering into a new agreement for up to two (2) years, starting from the date of the official publication of the rescission of the Technical Cooperation Agreement (ACT).

Paragraph 4. The suspension of this AGREEMENT, for the reasons described in Paragraph 1 of this Section, may have the penalty canceled if INSS finds that the determining reasons have been remedied, or the AGREEMENT may be rescinded if the Agreeing Party repeatedly presents records of compliance violations, failing to comply with the provisions of this AGREEMENT or the regulations issued by the Government Agency.

Paragraph 5. Upon finding compliance violations in payroll deductions/retention/Payroll-Deductible Margin Reserve (RMC) transactions carried out by the agreeing payroll-deductible institutions or their banking correspondents, in advertising, in failure to respond, or in the provision of false or incorrect information to beneficiaries, without prejudice to regular transactions, INSS shall impose the penalties provided for in Paragraphs 1 and 2 of this Section, once the responsibility of the Agreeing Party is determined after due legal process, respecting adversary proceeding and opportunity to be heard, as described in Article 37 of INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 6. Once any compliance violation is identified, INSS shall send a notice to the Agreeing Party describing the alleged non-compliant conduct, to file a defense within ten (10) days after receiving the notification, in adherence to due process of law.

Paragraph 7. This AGREEMENT shall be suspended in the event of temporary deactivation of the agreeing payroll-deductible institution from the consumidor.gov.br platform and shall be rescinded in the event of permanent deactivation.

Paragraph 8. This AGREEMENT shall be suspended if the average response time to complaints in the payroll-deductible loan/credit-card/Payroll-Deductible Margin Reserve (RMC) category for INSS beneficiaries, registered on the consumidor.gov.br platform, if it exceeds the period set forth in subsection XXIX of Paragraph 2 of Section Three.

Paragraph 9. This AGREEMENT shall be rescinded if the average response time to the complaints mentioned in the previous paragraph, as determined by the platform itself, does not meet the period established in subsection XXIX of Paragraph 2 of Section Three within thirty (30) days of the suspension.

Paragraph 10. If the resolution rate of complaints recorded on the consumidor.gov.br platform is below forty percent (40%) in the payroll-deductible loan/credit-card/Payroll-Deductible Margin Reserve (RMC) category for INSS beneficiaries, this Agreement may be provisionally suspended for thirty (30) days, extendable for an equal period, for investigation, through an adversary proceeding, respecting the opportunity to be heard, as described in Article 37 of INSS/PRES Normative Instruction No. 138 of 2022, or any that may replace it.

Paragraph 11. If the justifications presented for the low resolution rate, as provided in the previous paragraph, are not accepted, the agreement shall be rescinded.

Paragraph 12. The Technical Cooperation Agreement (ACT) shall be rescinded if payroll-deductible loan transactions are not initiated within one hundred and twenty (120) days from publication, when no justification for extending this period is provided.

Paragraph 13. This Agreement may be terminated by mutual consent or due to a supervening impediment that renders it formally or materially unenforceable, or also at the convenience of any of the PARTICIPANTS, by means of written notice served at least thirty (30) days in advance.

SECTION FOURTEEN – CONDITION PRECEDENT

Provision of the information technology services that enables the operationalization relating to payroll-deductible loan agreements for discounts in social-security benefits, which is the subject matter of this Agreement, is conditional upon the execution of a services agreement between the AGREEING PARTY and Dataprev, the conditions, operational costs, and terms of which shall be established by the contracting parties.

Subsection one. This Agreement and the services agreement between the AGREEING PARTY and the technology company in charge are independent from each other.

Subsection two. The technical requirements shall be defined by the technology company in charge.

Subsection three. The specific costs relating to the information technology transactions shall be charged directly by the technology company in charge, without any interference by the INSS.

Subsection four. Until the agreement with the responsible technology company is executed, this Agreement shall not produce any legal effects, and all covenants set forth herein shall remain suspended.

Subsection five. If the is not executed within ninety (90), this Agreement shall be deemed automatically terminated, without any liens or penalties to the participants.

SECTION FIFTEEN – AMENDMENTS

This Agreement may be amended, wholly or in part, by means of an amendment, except with respect to the subject matter hereof, and any omission shall be resolved by the PARTICIPANTS.

SECTION SIXTEEN – OVERSIGHT

Oversight and the application of procedures, sanctions, or penalties shall be the responsibility of INSS, in accordance with current regulations, based on data made available by the technology company in charge, by the consumidor.gov.br platform and by CNJ data.

Paragraph 1. The technology company in charge shall make available, on a monthly basis, in an information system exclusive to INSS, managerial and transactional-level data on payroll-deductible loan transactions, as well as detailed records and data related to the contracts.

Paragraph 2 When requested, the Agreeing Party shall provide, through the technology company, the documents that supported the formalization of the payroll deduction.

SECTION SEVENTEEN – SANCTIONS

Performance of the partnership in noncompliance with the Work Plan, herewith, with the provisions of Law No. 13.019/2014, Decree No. 8.726/2016, or with the applicable normative provisions may result in imposition on the Agreeing entity, which shall be ensured the opportunity to be heard, of the sanctions provided for in such normative provisions.

SECTION EIGHTEEN – EFFECTIVENESS, REGISTRATION, AND PUBLICATION

This Cooperation Agreement shall be effective as from its publication, and the INSS shall publish a summary hereof in the Federal Official Gazette, pursuant to the provisions of article 38 of Law No. 13.019 of 2014.

SECTION NINETEEN – JURISDICTION

Disputes resulting from performance of this Cooperation Agreement that cannot be directly resolved by mutual agreement between the participants shall be sent to the consulting and legal advisory body of the INSS, coordinated and supervised by the Conciliation and Arbitration Chamber of the Federal Government – CCAF, a body of the Office of the General Counsel for the Federal Government, for prior attempt at conciliation and administrative resolution of eminently legal doubts relating to performance of the partnership. The agreeing financial institution is ensured the prerogative of being represented by attorneys, subject to the provisions of art. 42, head paragraph, item XVII of Law No. 13.019 of 2014, of art. 88 of Decree No. 8.726 of 2016, and of an Act of the General Counsel for the Federal Government.

Sole subsection. If the attempted conciliation and administrative resolution is unsuccessful, the Federal Courts of the Judiciary Section of the Federal District shall be the court of competent jurisdiction to resolve the issues resulting from this Cooperation Agreement, pursuant to the provisions of art. 109, item I of the Federal Constitution.

Brasília, November 19, 2025.

/s/ Patrícia Pinto Coutinho

Deputy Benefits and Citizen Relations Officer

/s/ Thiago Cubas Ribeiro

Attorney for the Agreeing Party

/s/ Daniel Monteiro De Farias

Attorney for the Agreeing Party